PARAMOUNT RESOURCES LTD.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

     Take notice that the Annual and Special Meeting of the Shareholders of Paramount Resources Ltd. (the “Corporation”) will be held in the McMurray Room, Calgary Petroleum Club, 319 Fifth Avenue S. W., Calgary, Alberta, on Wednesday, June 2, 2004, at 3:30 p.m. Calgary time, for the following purposes:

1.	To receive the Consolidated Financial Statements of the Corporation for the fiscal year ended December 31, 2003, together with the report of the auditors thereon;

2.	To elect the directors of the Corporation;

3.	To appoint auditors and to authorize the directors to fix the remuneration of the auditors;

4.	To approve the amendment of the Corporation’s Share Option Plan to permit the grant of share options to directors;

5.	To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

     DATED at Calgary, Alberta, this 14th day of April 2004.

By order of the Board of Directors

“CHARLES E. MORIN” (signed)
Corporate Secretary

NOTES:

1.	This Notice of Meeting is accompanied by an Instrument of Proxy, a Management Information and Proxy Circular and a copy of the 2003 Annual Report to Shareholders containing the above-mentioned financial statements.

2.	Shareholders who are unable to attend the Meeting in person are requested to date and sign the enclosed form of proxy and return it in the envelope provided for that purpose. To be valid, shareholders’ proxies must be deposited either at (a) the registered office of the Corporation at 4700 – 888 Third Street S.W., Calgary, Alberta, T2P 5C5, or (b) the Corporation’s transfer agent, Computershare Investor Services, Sixth Floor, Watermark Tower, 530 Eighth Avenue S.W., Calgary, Alberta, T2P 3S8, Attention: Corporate Trust Department, at least 48 hours (excluding Saturdays and holidays) prior to the commencement of the Meeting or any adjournment or adjournments thereof.